Exhibit 99.1

Soluna Announces Monthly Business Update

ALBANY, NY, October 9, 2024 – Soluna Holdings, Inc. (“SHI” or the “Company”), (NASDAQ: SLNH), a developer of green data centers for intensive computing applications including Bitcoin mining and AI, announced its September project site-level operations, developments, and updates.

The Company has provided the following Corporate and Site Updates.

Key Company Metrics:

The monthly metrics are now available here.

Corporate Highlights:

●	Term Sheets for Project Rosa – Soluna signed a term sheet with a renewable energy leader for Project Rosa, boosting capacity by 187 MW of sustainable energy for AI and Bitcoin mining.
●	CEO John Belizaire attended the 2024 Ai4 Conference – A recording of the panel “The AI Ecosystem: Hardware, Cloud, and Enterprise Integration” can now be viewed here.
●	New Blog – We unpack the problems and novel solutions to AI’s bottomless energy appetite. Read it here.
●	New Blog – We explore the convergence of artificial intelligence and renewable energy and the resulting innovative solutions. Read it here.

Key Project Updates:

Project Dorothy 1A (25 MW, Bitcoin Hosting) / Project Dorothy 1B (25 MW, Bitcoin Prop-Mining):

●	The Four Coincident Peak (4CP) period ended in September with our MaestroOS(™) control system successfully responding to all demand requirements.
●	Optimization efforts to include building insulation, heat shielding, and power infrastructure cooling solutions have been completed.
●	We successfully completed the summer program for our participation in ancillary services.

Project Dorothy 2 (48 MW, Bitcoin Hosting):

●	Site grading will be completed in the coming weeks.
●	Civil construction teams are in the process of pouring concrete pads for the initial phase of work with MDC fabrication underway so building erection can follow shortly after.
●	All long lead power infrastructure has been received.
●	Dates to complete the substation interconnection are in the process of being finalized with work slated to begin in December.

New Project Grace (2 MW at Dorothy 2, AI Cloud/Hosting):

●	Kicked off kW Mission Critical on the Concept design for Helix.

New Project Ada (1 MW, AI Cloud with HPE):

●	6 POCs in progress or completed with partners or potential customers.
●	New sales team in contract negotiations with several customers to fill the initial Cluster.
●	Demand for an additional 84 Nodes (or 672 GPUs) is on the waitlist.
●	Attracted leading aggregators to our Cloud platform.

Project Sophie (25 MW, Bitcoin Hosting with Profit Share, AI Hosting):

●	The site has continued to operate at a high level as cooler temperatures persist into the fall season.
●	Preparations are underway for an 8.8 MW fleet upgrade and 3.3 MW expansion of an existing customer to be completed in October.

Project Kati (166 MW, Bitcoin Hosting and AI):

●	Meter Design Proposal Submitted to AEP
●	Negotiations continue with landowners for the site land leases.

View Soluna’s recent AMA here.

View Soluna 2024 Earnings Power Presentation here.

Safe Harbor Statement

This announcement contains forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” “confident” and similar statements. Soluna Holdings, Inc. may also make written or oral forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission, in its annual report to shareholders, in press releases and other written materials, and in oral statements made by its officers, directors, or employees to third parties. Statements that are not historical facts, including but not limited to statements about Soluna’s beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, further information regarding which is included in the Company’s filings with the Securities and Exchange Commission. All information provided in this press release is as of the date of the press release, and Soluna Holdings, Inc. undertakes no duty to update such information, except as required under applicable law.

Non-GAAP Measures

In addition to figures prepared in accordance with GAAP, Soluna from time to time presents alternative non-GAAP performance measures, e.g., EBITDA, adjusted EBITDA, adjusted net profit/loss, adjusted earnings per share, free cash flow, both on a company basis and on a project-level basis. Project-level measures may not take into account a full allocation of corporate expenses. These measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. Alternative performance measures are not subject to GAAP or any other generally accepted accounting principle. Other companies may define these terms in different ways. See our annual report on Form 10-K for the year ended December 31, 2023, for an explanation of how management uses these measures in evaluating its operations.

About Soluna Holdings, Inc (SLNH)

Soluna is on a mission to make renewable energy a global superpower using computing as a catalyst. The company designs, develops, and operates digital infrastructure that transforms surplus renewable energy into global computing resources. Soluna’s pioneering data centers are strategically co-located with wind, solar, or hydroelectric power plants to support high-performance computing applications including Bitcoin Mining, Generative AI, and other compute-intensive applications. Soluna’s proprietary software MaestroOS(™) helps energize a greener grid while delivering cost-effective and sustainable computing solutions, and superior returns. To learn more visit solunacomputing.com. Follow us on X (formerly Twitter) at @SolunaHoldings.

Contact Information

Sam Sova

Partner and CEO

SOVA

Sam@letsgosova.com